UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

XAI CLO & Income Opportunities Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

HOW TO VOTE - PLEASE VOTE TODAY! IMPORTANT INFORMATION - PLEASE READ! Dear Shareholder, We are reaching out to request your assistance as a valued shareholder of the XAI CLO & Income Opportunities Fund (the "Fund"). The Fund is scheduled to hold an upcoming Special Meeting of Shareholders on July 30, 2026. Enclosed are proxy materials describing an important proposal shareholders are being asked to vote on in connection with the meeting. While the full details are included in the proxy statement, we have also summarized the key points below for your convenience. We encourage you to review the materials and submit your vote as soon as possible. PROPOSAL FOR SHAREHOLDER APPROVAL To approve a new investment sub-advisory agreement among the Fund, XA Investments LLC ? If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com 1 and Rockford Tower Asset Management, L.L.C. KEY HIGHLIGHTS REDUCTION IN ADVISORY FEE RATES POTENTIAL FOR INCREASED DISTRIBUTIONS AND IMPROVED TOTAL RETURN NO CHANGE IN THE FUND'S INVESTMENT OBJECTIVES If the proposal is approved, Rockford Tower Asset Management, L.L.C. ("Rockford Tower") will serve as sub- adviser to the Fund pursuant to a new investment sub-advisory agreement among the Fund, XA Investments LLC and Rockford Tower. The Board expects that Rockford Tower's execution of the Fund's strategy will be more dynamic and opportunistic with respect to both asset allocation and security selection which the Board believes will be beneficial to the Fund and its shareholders. Additionally, in connection with the appointment of Rockford Tower as sub-adviser, XA Investments LLC, the Fund's current investment adviser, together with Rockford Tower, has agreed to reduce the Fund's advisory fee from 1.50% to 1.40% of the Fund's average daily Managed Assets. The proposal and its potential benefits are more fully described in the enclosed proxy statement. THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL INTERNET Visit the website listed on your proxy card, enter your control number and follow the simple on- screen instructions. PHONE Call the toll-free number listed on your proxy card. MAIL Sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Additional Information Regarding the Proposal

Proposal 1: To approve a new investment sub-advisory agreement among the XAI CLO & Income Opportunities Fund (the “Fund”), XA Investments LLC (“XAI”), and Rockford Tower Asset Management, L.L.C. (“King Street Sub-Adviser”).

•	The Board of Trustees of the Fund has unanimously approved the King Street Sub-Adviser, which is an affiliate of King Street Capital Management, L.P. (“King Street”), to serve as investment sub-adviser for the Fund pursuant to a new investment sub-advisory agreement.

•	King Street is a leading global alternative asset manager founded in 1995 that manages assets across an institutional platform spanning multiple segments of the public and private markets. As of December 31, 2025, King Street had $30.0 billion in assets under management. King Street manages 19 U.S. CLOs and nine European CLOs, which total over $12 billion in assets. The firm combines rigorous research, tactical trading, and flexible deployment to create differentiated and opportunistic investment solutions and outcomes. XAI and the Fund desire to enter into a relationship whereby King Street will provide its premier and institutional investment management abilities to the Fund.

•	XAI expects that King Street’s execution of the Fund’s strategy will be more dynamic and opportunistic with respect to both asset allocation and security selection which we believe will be beneficial to the Fund and its shareholders. King Street will allocate the Fund’s assets on a more active basis between U.S. collateralized loan obligations (“CLOs”) and European CLOs debt securities, paired with smaller allocations to CLO equity securities, asset-backed securities, and indirect private credit investments.

•	The Board believes that approval of this proposal will benefit the Fund in the following ways:

-	Potential for increased distributions and improved total return performance over time;

-	Expanded opportunity set – more varied investment opportunities in different parts of the U.S. and European credit market;

-	Rigorous research and credit analysis, tactical trading capabilities, and adaptive investment approach to tailor its management to meet the Fund’s investment objective;

-	Manager with skill and experience investing in the U.S. and global credit markets with investment professionals based in the U.S., London, Singapore, and Dubai; and

-	Reduced investment management fees, which will also result in a reduction to the Fund’s overall operating expenses for shareholders.

•	If approved by shareholders, the Fund’s investment advisory fee will be reduced from 1.50% to 1.40% of the Fund’s average daily Managed Assets, with no changes to the Fund’s investment adviser, XAI, or the Fund’s investment objectives.

If you have any questions or need assistance voting your shares, please contact the Fund’s proxy solicitation firm,
Okapi Partners LLC, toll-free, at (855) 305-0855 or by email at XAI@okapipartners.com.

XAI CLO & INCOME OPPORTUNITIES FUND
(formerly, Octagon XAI CLO Income Fund)

Important Notice Regarding Changes to the Fund’s Name and Investment Policies

June 23, 2026

Dear Shareholder:

Thank you for your investment in XAI CLO & Income Opportunities Fund (formerly, Octagon XAI CLO Income Fund) (the “Fund”).

The Board of Trustees of the Fund has approved certain changes in the Fund’s non-fundamental investment policies and other related matters as described below.

Fund Name

At the Effective Time (as defined below), the Fund’s name will change to XAI Opportunistic Credit Income Fund.

Investment Objective

The Fund’s investment objective will not change. The investment objective of the Fund is to provide high income and total return. There can be no assurance that the Fund will achieve its investment objective, and you could lose some or all of your investment.

Principal Investment Strategies

Currently, under normal market conditions, the Fund invests at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in securities of collateralized loan obligation entities (“CLOs”), including the debt tranches of CLOs (“CLO Debt”) and subordinated tranches of CLOs (often referred to as the “residual” or “equity” tranche) (“CLO Equity”). CLO Debt and CLO Equity are referred to herein as “CLO Investments.” Currently, the Fund will not invest more than 20% of its Managed Assets in CLO Equity.

At the Effective Time, it will no longer be a policy of the Fund to invest at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in CLO Investments.

At the Effective Time, the Fund will invest, under normal market conditions, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in credit instruments (including, but not limited to, loans, bonds, structured credit investments and other credit instruments). Credit instruments in which the Fund currently intends to invest include CLO securities, including CLO Debt and CLO Equity, asset backed securities and business development companies (“BDCs”) that primarily hold private credit investments. The Fund will invest, under normal conditions, at least 60% of its managed assets in CLO Debt and may invest up to 20% of its managed assets in CLO Equity. Additionally, the Fund may opportunistically invest (i) up to 20% of its managed assets in asset-backed securities (“ABS”) (including ABS the collateral for which includes, among other assets, student loan receivables, automobile loan and credit card receivables and residential and commercial mortgage-backed securities) and (ii) up to 20% of its managed assets in indirect private credit investments, through investments in BDCs.

Effective Time

Pursuant to the enclosed Proxy Statement, the Fund is seeking shareholder approval of Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P., to serve as investment sub-adviser for the Fund pursuant to a new investment sub-advisory agreement among the Fund, XA Investments LLC and the King Street Sub-Adviser (the “King Street Sub-Advisory Agreement”).

The name change will occur and the investment strategy changes will become effective as of the later of (i) the approval of the King Street Sub-Advisory Agreement or (ii) sixty days from the date hereof.

Additional Information

For additional information regarding these changes and additional risks associated with the Fund, see the enclosed Proxy Statement.

Best Regards,

Kimberly Flynn

Vice President, XAI CLO & Income Opportunities Fund

President, XA Investments LLC

June 23, 2026